Exhibit 99.2

Consent of Morgan Stanley Asia Limited

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form F-4 of Huya Inc. and in the proxy statement/prospectus of Huya Inc. and DouYu International Holdings Limited, which is part of the Registration Statement, of our opinion dated October, 12, 2020 appearing as Annex F to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Morgan Stanley Asia Limited as Independent Financial Advisor to DouYu Special Committee,” “Special Factors—Background of the Merger,” “Special Factors—DouYu Reasons for the Merger and Recommendation of the DouYu Board and DouYu Special Committee,” “Special Factors— Opinion of Morgan Stanley Asia Limited as Independent Financial Advisor to DouYu Special Committee” and “The Merger Agreement and Plan of Merger—Representations and Warranties.” We also consent to the filing of this consent as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY ASIA LIMITED

By:	/s/ Richard J. Wong
Richard J. Wong
Managing Director

January 29, 2021